Exhibit 99.1

PacificNet Reports Q1 2007 Results - First Profitable Quarter as a Gaming Technology Company

- Company reports turnaround and first profitable quarter since venture into gaming technology business
- Company to Host Conference Call at 8 AM Eastern Time today to discuss results

BEIJING, CHINA, May 24, 2007 /Xinhua-PRNewswire/ -- PacificNet, Inc. (Nasdaq: PACT), a leading provider of gaming technology, e-commerce, and Customer Relationship Management (CRM) in China, today reported unaudited results for the first quarter ended March 31, 2007. The Company expects to file its 10Q quarterly filing within days.

Financial Results of First Quarter Ended March 31, 2007 (Unaudited, in US Dollars)

●	Quarterly revenue of $9,267,000 represented an increase of 38.9% as compared to $6,672,000 from Q1 2007. Approximately 19% of the total revenues were generated from our new gaming technology division.
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Quarterly gross profit was $2,539,000, an increase of 87.8% as compared to $1,352,000 from Q1 2006. Gross margin was 27.4% for Q1 2007 as compared to 20.3% for the same period in 2006. Our shift to gaming technology has improved our gross profit margin. Approximately 38% of the gross profit was generated from our new gaming technology division.

●
Quarterly operating profit was $800,000, an increase of 1,190.3% as compare to $62,000 from Q1 2006. Operating profit margin increased to 8.6% for Q1 2007 from 0.9% for Q1 2006. We are encouraged by the increasing profit margin coming from the new gaming technology division. Approximately 83% of the operating profit was generated from our new gaming technology division.

●	Quarterly net profit of $308,000, or EPS of $0.03 per basic share (or $0.03 per diluted share), with the majority (over 80%) of the profit coming from the new gaming technology division.
●	Cash and cash equivalents were $4,041,000 at March 31, 2007, compared to $1,900,000 as of December 31, 2006, due to sales profits and fund raising in the gaming technology division during the quarter.
●	Equity per share of $1.44 and cash per share of $0.34 as of March 31, 2007.
●
Quarterly revenues of $3,963,000, $527,000, and $4,773,000; and operating profit of $400,000, ($3,000), and $1,196,000 were generated from the Company's three business units: (1) CRM Outsourcing Services, (2) Value Added Services (VAS) and (3) Telecom Distribution Services, respectively The Company plans to restructure and simplify its business units due to the recent sale of Guangzhou3G in the VAS business.

●
As disclosed in the Company's 10K, the Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps have included, but are not limited to: (1) accelerating the disposal and/or spin-off of unprofitable or unfavorable return-on-investment legacy gaming operations, which included the sale of the Company's interest in Guangzhou3G for US$6 million during the first quarter of 2007, and entering into a sale and purchase agreement, during the second quarter of 2007, to dispose of certain real estate in Hong Kong for approximately US$1 million; (2) focusing on executing the Company's new high potential gaming business initiatives; (3) acquiring profitable and/or strategic operations through the issuance of equity instruments; (4) forming strategic relationships with key gaming operators in Asia; and (5) issuing and/or restructuring the Company's currently outstanding long-term convertible debentures.

2007 Business Outlook
Traditionally, the first quarter from January to March is a low season for our operations in China and Macau due to the long Lunar New Year holidays. Today, the Company announced the following estimates:
* The Company expects Q2 revenues will continue to grow, especially in the gaming technology division.
* The Company expects Q2 net income will continue to grow, due to delivery of gaming machines and collection of account receivables.
* PacificNet's strategy in 2007 is to streamline our operation, downsize the non-performing legacy operations, and simplify our business strategy with an emphasis on our new focus on gaming technology development.
* The Company expects a turnaround return to profitability in 2007, with positive net income and EBITDA. The Company plans to provide an updated guidance for 2007 in a few weeks.

"We are delighted to report our turnaround and first profitable quarter since our venture into the gaming technology business. As we announced during the last two earnings conference calls, we have initiated a rapid business transformation away from our low-margin telecom business and into the new high-margin gaming business," said Tony Tong, Chairman and CEO of PacificNet. "Our goal is to streamline our operation, downsize the non-performing legacy operations, and simplify our business strategy with an emphasis on our new focus on gaming technology development. In recent board and management meetings, we evaluated the early success of our gaming technology operation and were satisfied with the progress and financial performance. Our board of directors and management team has approved our new strategy to focus on the rapidly growing gaming market in greater China, Macau, and Asia, and we are seeing encouraging results beginning in 2007. With the help of professional financial advisors and bankers, we will continue to seek strategic alternatives for our low-margin telecom business units which may include sales, disposition, spin-offs and mergers. We expect our gaming revenues and profit will continue to grow throughout the rest of the year"

Daniel Lui, CFO of PacificNet, said, "I am glad to see our turnaround strategy is beginning to show profits as our venture into gaming technology has resulted in our first profitable quarter in the gaming technology business. The software expertise of the legacy software development outsourcing businesses with CMM Level 3 Certification has provided a solid foundation for the Company's bold venture into the high potential gaming technology provider business As our continuous effort to improve our accounting and reporting workflow, I am dedicated to continue to strengthen our accounting and internal control team, and in implementation of SOX compliance procedures."

"As we have previously announced publicly, we have initiated a rapid business transformation away from the low-margin telecom business and into the new high-margin gaming business," said Victor Tong, President of PacificNet. "The recent strong sales order pipeline for our gaming technology division (PacificNet Games and Take1) is an indication of our fast shift into the expanding gaming machine business."

"As mentioned in the some of the recent research reports on Macau's gaming industry, PacificNet has demonstrated significant progress as a leading provider of multi-player electronic table games while in Macau, receiving very strong play levels. Addressing the need for multi-station electronic table games, such as sic-bo dice, fish-prawn-crab, baccarat, roulette and other Asian traditional table games, we have released a series of multi-player electronic gaming machines, a hybrid sic-bo and baccarat gaming device that allows a player to make bets at an electronic terminal, while viewing a live dealer turn the cards or dice by TV monitor as well as at the machine. We are satisfied with our success entrance in the highly competitive gaming technology supplier market and we believe our recently launched Asian gaming machines have demonstrated a fairly quick payback for our customers who are the legal gaming operators and casino owners. We believe we are one of the only electronic gaming providers actually based in Macau giving us a competitive advantage both on the R&D side, knowing what Asian gamers want, and the sales and service side. Our machines are specifically targeted towards the Asian market and towards Asian gamers. We have found that Western games such as reel slots, poker and blackjack popular in many other markets are not as popular in Asian markets. Several analysts who recently visited Macau have noted that customer play time on our machines vs. our competitors has been exceptional.

"As Macau's gaming market undergoes growing competition, casino operators in Macau have to quickly adapt to the latest demands and trends by installing the most popular and profitable gaming machines catering to Asian gamers. Macau has become the fastest growing part of China and we are very excited to be moving forward in our pursuit of the Macau gaming technology business. We feel that the Asian gaming technology market has near-term growth potential and are very happy to enter this exciting high growth market. The bulk of Macau's current gaming revenue comes from VIP rooms and high-roller table games. As the market matures, it is predicted that lower stakes, electronic versions of these popular table games played by the masses will exceed the revenue of the table games, as in Las Vegas. This trend is already visible. PacificNet plans to aggressively pursue this mass market with the goal of being the leading provider of electronic adaptations of popular Asian casino table games."

"Our early success in Macau has also led to exploration into and early success in other gaming markets including Europe and the Philippines. In 2006 we were delighted to unveil our newest slot machine and AWP gaming products from our Take1 subsidiary after two years of research and development on this product line. Electronic slot and AWP machines are a big hit with slot operators and AWP operators in Europe, because of their increased revenues and efficiencies, and players, because of their ease of use, faster games and fun features. Several major slot and AWP operators in Europe have tested our electronic slot and AWP machines and their response was overwhelmingly positive. These machines are also a good fit with our new Asian gaming focus. I am very happy with the synergy shown by our subsidiary companies who worked together to come up with this product and we are very excited to get them on the market. With our new focus on gaming technology, we will continue to pursue becoming a leading provider of electronic multi-player gaming machines, slot machines and bingo machines to the casino operators and gaming industry in Asia and Europe. We believe we have the right gaming products, software and hardware expertise, high quality and cost effective gaming machine manufacturing facilities in China, as well as the right channels and partnerships that are necessary to succeed in this market. So to sum it up going forward, gaming, gaming in Macau in particular, is our focus. We will continue to operate our legacy businesses which remain profitable, however with the high growth potential and high margins in the gaming business, this is the area our company will focus on."

Required Nasdaq Disclosure:

PacificNet, Inc. also reported today that the Company received a letter on May 18, 2007, from The Nasdaq Stock Market indicating that as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 with the Securities and Exchange Commission by May 15, 2007 the Company is not in compliance with the Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), and therefore this matter serves as an additional basis for the delisting of its securities from The Nasdaq Global Market.  Nasdaq Marketplace Rule 4310(c)(14) requires the Company to file all required reports with Nasdaq on or before the date they are required to be filed with the Securities and Exchange Commission.  The Company has until May 25, 2007 to present its views with respect to the deficiency in writing to the NASDAQ Listing Qualifications Panel.  In the event the Company fails to address the deficiencies, the NASDAQ Listing Qualifications Panel will consider the record as presented at the hearing and will make its determination based upon that information. There can be no assurance that the NASDAQ Listing Qualifications Panel will grant the Company’s request for continued listing.

During the recent NASDAQ Hearing attended by PacificNet and the NASDAQ Hearing Panel on May 17, 2007, the management presented a plan to regain compliance with NASDAQ listing rules. The plan to the NASDAQ Hearing Panel included seeking a 3-month time frame to allow the Company to work with its new auditor to conduct a re-audit for the Company’s financial reports for fiscal year 2004 and 2005 audits. The hearing was on May 17, and the NASDAQ Hearing Panel will notify us within the next 3 weeks about there decision. There can be no assurance that the NASDAQ Listing Qualifications Panel will grant the Company’s request for continued listing.

PacificNet's management team will host a conference call at 8:00 AM Eastern Time on Thursday, May 24, 2007, to discuss its first quarter results and its outlook for the remainder of 2007 The conference call is open to the public and may be accessed by calling (888) 850-5066 or (206) 315-8587 and entering PIN: 877448. For those unable to attend the conference call live, an archive of the call will be available for 30 days. The replay number is (800) 207-7077. Please use PIN number: 5121.

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited. In thousands of United States dollars, except loss per share and share amounts)

	FOR THE THREE MONTH PERIODS ENDED
	March 31,
	2007	2006
	(Unaudited)	(Unaudited, restated)
Net revenues
Services	$4,565	$3,736
Product sales	4,702	2,936
Total net revenues	9,267	6,672
Cost of revenues
Services	(3,353)	(2,577)
Product sales	(3,375)	(2,743)
Total cost of revenues	(6,728)	(5,320)
Gross Profit	2,539	1,352

Operating expenses:
Selling, general and
administrative expenses	(1,945)	(1,079)
Stock-based compensation
expenses	-	(182)
Provision for doubtful accounts	378	-
Depreciation and amortization	(172)	(29)
Total operating expenses	(1,739)	(1,290)
Income from continued operations	800	62

Other income (expenses)
Interest expenses, net	(200)	(52)
Gain/(loss) in change in fair
value of derivatives	61	-
Sundry income, net	19	15
Total other expenses	(120)	(37)
Income/(Loss) from continued	680	25
operation before Income Taxes,
Minority Interests and
Discontinued Operations

Provision for income taxes	(68)	(17)
Share of earnings of associated
companies	-	(3)
Minority interests	(534)	(86)

Income(loss) before	78	(81)
discontinued operations:
Income from discontinued operations	230	882
Net income	308	801

Other comprehensive income:
Foreign exchange gain	29	(20)
Net comprehensive income	$337	$781
BASIC EARNINGS PER SHARE	$0.03	$0.07
DILUTED EARNINGS PER SHARE	$0.03	$0.07

Weighted average number of shares - Basic	11,719,168	10,855,761
Weighted average number of shares - Diluted	12,013,109	11,526,945

About PacificNet
PacificNet, Inc. (http://www.PacificNet.com) is a leading provider of gaming technology, e-commerce, and Customer Relationship Management (CRM) in China. PacificNet’s gaming products are specially designed for Chinese and Asian gamers with focus on integrating localized Chinese and Asian themes and content, advanced graphics, digital sound effects and popular domestic music, with secondary bonus games and jackpots.  PacificNet gaming products include: Multi-player Electronic Table Games - Baccarat, Sicbo, Fish-Prawn-Crab, and Roulette machines, Server-Based Games (SBG) with multiple client betting stations, slot and bingo machines, Video Lottery Terminals (VLTs), Amusement With Prizes (AWP) machines, gaming cabinet and client/server system designs, online i-gaming software design, and multimedia entertainment kiosks. PacificNet's gaming clients include the leading hotels, casinos, and gaming operators in Macau, Asia, and Europe, while ecommerce and CRM clients include the leading telecom companies, banks, insurance, travel, marketing and business services companies and telecom consumers in Greater China such as China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, Motorola, Nokia, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, China and Hong Kong government. PacificNet employs about 1,200 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shanghai, Shenzhen, Guangzhou, Macau and Zhuhai China, USA, and the Philippines.

Gaming Products:
PacificNet’s gaming products are specially designed for Chinese and Asian gamers with focus on integrating localized Chinese and Asian themes and content, advanced graphics, digital sound effects and popular domestic music, with secondary bonus games and jackpots.  PacificNet’s gaming products include:
• Multi-player Electronic Table Games: Baccarat, Sicbo, Fish-Prawn-Crab, and Roulette Machines, server based games (SBG) with multiple client betting stations.
• Slot Machines
• Bingo and Keno Machines
• Video Lottery Terminals (VLTs)
• Server-Based Gaming Machines (SBG)
• Amusement With Prizes (AWP) Machines
• Online iGaming Software Development
• Client-Server Gaming Systems
• CMM Level 3 Certified Gaming Software Development Center in China with 200 Professional Software Developers
• Gaming Systems, Cabinet Design and Sales, Parts Sales, OEM Games. We design and sell gaming machine cabinets, replacement parts.

PacificNet's Business Units:
1. Gaming Technology: Electronic Gaming Machines, Mobile Games, i-Gaming Software.
2. Legacy Business: CRM, E-commerce and Telecom Products

PacificNet’s Major Operation Subsidiaries:
•
PacificNet Games Limited (PacGames), is a leading provider of Asian multi-player electronic gaming machines, gaming technology solutions, gaming related maintenance, IT and distribution services for the leading hotel, casino and slot hall operators based in Macau, China and other Asian gaming markets.

•
Take1 Technologies (www.take1technologies.com), is in the business of designing and manufacturing electronic multimedia entertainment kiosks, coin-op kiosks and machines, Electronic Gaming Machines (EGM), bingo and slot machines, AWP (Amusements With Prizes) games, server-based downloadable games systems, and Video Lottery Terminals (VLT) such as Keno and Bingo machines, including hardware, software, and cabinets.

•
Pacific Solutions Technology, is a CMM Level 3 certified software development center with over 200 software programmers located in Shenzhen, China, and specializes in the development of client-server systems, internet e-commerce software, online and casino gaming systems and slot machines, as well as banking and telecom applications using Microsoft Visual C++, Java, and other rapid application development tools.

•	PacificNet Epro (www.EproTel.com.hk): CRM Call Center and Customer Services Outsourcing
•	PacificNet Clickcom (www.clickcom.com.cn), MOABC.com : VAS,SP,( SMS, WAP)
•	Guangzhou Wanrong (www.my2388.com): VAS, SP, (SMS,MMS,IVR,WAP, Java Games)
•	PacificNet Communications Limited, iMobile, (www.imobile.com.cn, www18900.com, wap.17wap.com)

Gaming Market Overview on Macau, China
As of the end of 2006, Macau (a Special Administrative Region of the People's Republic of China) has become the largest and fastest-growing gaming market in the world, and has surpassed the Las Vegas Strip in total revenues. According to statistics provided by Macau government, in 2006, Macau's gaming revenues exceeded US$7 billion (MOP 56.2 billion patacas), surpassing the Las Vegas Strip gaming revenues of US$6.6 billion. Macau borders Zhuhai City of Guangdong Province of China, one of the country's wealthiest and most developed regions and is an hour away from Hong Kong via ferry. In 2006, the number of tourists visiting Macau reached an all-time record of 22 million, an increase of 17 percent compared with 2005, of which 55%, or 12 million visitors, were from mainland China. At the end of 2006, there were 22 casinos, 83 hotels and similar establishments in Macau with close to 13,000 rooms. By 2010, the number of tourists is expected to nearly double to almost 30 million visitors per year.  Approximately one billion people live within a three-hour flight of Macau. Numerous hotel, gaming, and other projects are in the works in Macau which are expected to add over 10,000 guest rooms and over 20,000 live entertainment seats in eight separate venues. The number of hotel-casinos in operation and in development in Macau continues to grow, including well-known Chinese names such as Galaxy and Melco, and famous Las Vegas names such as the Sands, the Venetian, Wynn Resort and Crown Macau. With the disposable income of the average Chinese on the rise, Macau's gaming and entertainment market is expected to grow for years to come. Macau is the only area in China where gambling is legal.

Safe Harbor Statement
This Company's announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the SEC on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, and fluctuations in quarterly and annual operating results. Further information regarding these and other risks is included in PacificNet's Form 10K and other filings with the SEC.

Contact:
PacificNet USA office:
Jacob Lakhany, Tel: +1-605-229-6678

PacificNet Beijing office:
Ada Yu, Tel: +86 (10) 59225000
23rd Floor, Building A, TimeCourt, No.6 Shuguang Xili, Chaoyang District,
Beijing, China 100028

PacificNet Shenzhen Office:
Tel: +86 (10) 33222088
Room 4203, JinZhongHuan Business Center, Futian District, Shenzhen, China 518040

PacificNet Macau office:
Tel: +853 28704154
Unit A-C, 12th Floor, Edificio Commercial I Tak, No. 126, Rua Da Pequim, Macau, China.